Exhibit 99.1

News Release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

Horace Mann Appoints SVP and Chief Corporate Actuary Mark Desrochers As Head of Property and Casualty
SPRINGFIELD, Ill., April 1, 2020 - Horace Mann Educators Corporation (NYSE:HMN) today announced that Senior Vice President and Chief Corporate Actuary Mark Desrochers has been appointed head of the company’s Property and Casualty business on an acting basis. William Caldwell has resigned from his role as Executive Vice President, P&C and L&R, effective April 10, 2020 to pursue other interests.
“We wish Bill the best with his future endeavors, and appreciate his leadership over the past six years as we restored profitability to our Auto business and successfully implemented the Guidewire platform,” said Marita Zuraitis, President and Chief Executive Officer. “I am confident Mark’s strong leadership capabilities and extensive personal lines experience will ensure we continue to build on that strong foundation. Mark has been instrumental in Auto’s return to profitability, and in addition, I have worked with him for nearly two decades. Mike Weckenbrock, currently SVP for Life and Retirement, will continue in that role. Both Mark and Mike will report directly to me.”
Desrochers has over 30 years of experience in the property and casualty insurance industry, primarily in personal lines. His prior experience includes pricing, catastrophe model consulting, product development and product management. He joined Horace Mann five years ago as Chief Corporate Actuary, and most recently was an integral member of the Corporate Development and Strategy team, working on the company’s recent acquisitions. Prior to joining Horace Mann, Desrochers held the position of president for the Personal Lines business unit of The Hanover Insurance Group from 2008 to 2014 after joining the company in 2006. He is a Fellow of the Casualty Actuarial Society, a Member of the American Actuarial Association, and a graduate of the University of New Hampshire with a BS in Applied Mathematics and Computer Science.
About Horace Mann
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.
Safe Harbor Statement
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation

News Release
to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2019 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.
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